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                                                                   Exhibit 99(b)

                           UNO RESTAURANT CORPORATION

                      1997 NON-QUALIFIED STOCK OPTION PLAN

                           FOR NON-EMPLOYEE DIRECTORS

     1. Purpose. The purpose of this 1997 Non-Qualified Stock Option Plan for Non-Employee Directors is to attract and retain the services of experienced and knowledgeable independent directors of the Corporation for the benefit of the Corporation and its stockholders and to provide additional incentives for such independent directors to continue to work for the best interests of the Corporation and its stockholders through continuing ownership of its common stock.

     2. Definitions. As used herein, each of the following terms has the indicated meaning:

       "Board" means the Board of Directors of the Corporation.

       "Corporation" means Uno Restaurant Corporation.

       "Fair Market Value" means the closing sale price quoted on the New York Stock Exchange or such other national securities exchange or the Nasdaq National Market on which the Shares may be traded on the date of the granting of the Option, or if the Shares are not then traded on such exchanges or market, as reasonably determined by the Board.

       "Option" means the contractual right to purchase Shares upon the specific terms set forth in this Plan.

       "Option Exercise Period" means the period commencing one (1) year after the date of grant of an Option pursuant to this Plan, or at such earlier time as may be provided in Section 6(d) of this Plan as a result of a Change of Control, and ending ten years from the date of grant.

       "Plan" means this Uno Restaurant Corporation 1997 Non-Qualified Stock Option Plan for Non-Employee Directors.

       "Shares" means the Common Stock, $.01 par value, of the Corporation.

       "Subsidiary" means any corporation in an unbroken chain of corporations beginning with the Corporation if, at the time of grant of the Option, each of the corporations other than the last in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

     3. Stock Subject to the Plan. The aggregate number of Shares that may be issued and sold under the Plan shall be 75,000. The Shares to be issued upon exercise of Options granted under this Plan shall be made available, at the discretion of the Board of Directors, from (i) treasury Shares and Shares reacquired by the Corporation for such purposes, including Shares purchased in the open market, (ii) authorized but unissued Shares, and (iii) Shares previously reserved for issuance upon exercise of Options which have expired or been terminated. If any Option granted under this Plan shall expire or terminate for any reason without having been exercised in full, the unpurchased Shares covered thereby shall become available for grant under additional Options under the Plan so long as it shall remain in effect.

     4. Administration of the Plan. The Plan shall be administered by the Board. The Board shall, subject to the provisions of the Plan, grant options under the Plan and shall have the power to construe the Plan, to determine all questions as to eligibility, and to adopt and amend such rules and regulations for the administration of the Plan as it may deem desirable.

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     5. Eligibility; Grant of Option.  An Option to purchase 5,000 shares shall be granted to each current director of the Corporation or of a Subsidiary who is not otherwise an employee of the Corporation or any Subsidiary (each a "Non-Employee Director") as of the date of the adoption of the Plan by the Board, subject to the subsequent approval by the stockholders of the Corporation pursuant to Section 11(a). In addition, each year immediately following the Company's annual meeting of stockholders at which one or more directors are elected, each then Non-Employee Director shall be granted an Option to purchase 1,156 Shares.

     6. Terms of Options and Limitations Thereon.

          (a) Option Agreement. Each Option granted under this Plan shall be evidenced by an Option agreement between the Corporation and the Option holder and shall be upon such terms and conditions not inconsistent with this Plan as the Board may determine.

          (b) Price. The price at which any Shares may be purchased pursuant to the exercise of an Option shall be the Fair Market Value of the Shares on the date of grant, but in no event shall the price be less than the par value of the Shares.

          (c) Exercise of Option. Subject to Section 4 of this Plan, each Option granted under this Plan may be exercised in full at one time or in part from time to time only during the Option Exercise Period by the giving of written notice, signed by the person or persons exercising the Option, to the Corporation stating the numbers of Shares with respect to which the Option is being exercised, accompanied by full payment for such Shares pursuant to Section 7(a) hereof; provided however, (i) if a person to whom an Option has been granted ceases to be a Non-Employee Director during the Option Exercise Period by reason of retirement, death or any reasons other than termination for cause, such Option shall be exercisable by him or her or by the executors, administrators, legatees or distributees of his or her estate until the earlier of (A) the end of the Option Exercise Period or
     (B) 36 months following his or her retirement or death or the date on which he or she ceased to be a Non-Employee Director; and (ii) if a person to whom an Option has been granted ceases to be a Non-Employee Director of the Corporation by reason of termination for cause, such Option shall terminate as of the date such person ceased to be a Non-Employee Director. Termination for cause shall be defined as termination on account of (i) fraud or intentional misrepresentation, (ii) embezzlement, misappropriation or conversion of assets or opportunities of the Corporation or any Subsidiary, (iii) deliberate dishonesty significantly detrimental to the best interests of the Corporation or any Subsidiary, (iv) conduct by the Option holder constituting an act of moral turpitude, or (v) willful disloyalty to the Corporation or any Subsidiary.

          (d) Acceleration in Event of Change of Control. Notwithstanding any other provision of the Plan to the contrary, in the event of a Change of Control, if an Option is not yet exercisable pursuant to the definition of Option Exercise Period as set forth in Section 2, the Option shall become fully exercisable to the full extent of the original grant.

          (e) Change of Control. For purposes of this Plan, "Change of Control" shall mean:

             (i) the beneficial ownership interest (as determined in accordance with Rule 13d-3 promulgated under the Securities and Exchange Act of 1934, as amended (hereafter "the Exchange Act")) on the part of Aaron D. Spencer is reduced below 15% of the outstanding Shares; or

             (ii) the death of Mr. Spencer, or the physical or mental incapacity of Mr. Spencer as a result of which voting or investment control over Mr. Spencer's Shares is transferred to a guardian, conservator or attorney-in-fact under a power of attorney; or

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             (iii) a transaction with respect to the Corporation is of a nature that would be required to be reported (assuming such event has not been "previously reported") in response to item 1(a) of the Current Report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Exchange Act; or

             (iv) a person (as that term is used in Sections 13(d) and 14(d)(2) of the Exchange Act), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Corporation, is or becomes the beneficial owner (as that term is used in Rule 13d-3 of the Exchange Act), directly or indirectly, of 35% or more of the voting securities of the Corporation; or

             (v) during any period of two consecutive years, individuals who at the beginning of any such two-year period constitute the Board of Directors of the Corporation ("Incumbent Board"), cease for any reason to constitute at least a majority thereof, provided however, that any person becoming a director of the Corporation after the beginning of the period whose election was approved by a vote of at least 2/3 of the directors comprising the Incumbent Board shall, for purposes hereof, be considered as though he or she were a member of the Incumbent Board; or

             (vi) the sale of all or substantially all of the assets of the Corporation; or

             (vii) a change in control of the Corporation of a nature that would be required to be reported in response to item 6(e) of Schedule 14A of Regulation 14A, as in effect on the date hereof, promulgated under the Exchange Act.

          (f) Non-Assignability. No Option or right or interest in an Option shall be assignable or transferable by the holder except by will or the laws of descent and distribution and during the lifetime of the holder shall be exercisable only by him or her.

     7. Payment.

          (a) The purchase price of Shares upon exercise of an Option shall be paid by the Option holder in full upon exercise and may be paid (i) in cash or by check payable to the order of the Corporation, (ii) by delivery of Shares, or (iii) any combination of cash and Shares (valued at their Fair Market Value on the date of such exercise), including by way of so-called "cashless exercise" and the netting of the number of Shares issuable upon exercise against that number of Shares subject to the Option having an aggregate Fair Market Value equal to the purchase price, as the Board may determine, in its sole discretion.

          (b) No Shares shall be issued or transferred upon exercise of any Option under this Plan unless and until all legal requirements applicable to the issuance or transfer of such Shares and such other requirements as are consistent with the Plan have been complied with to the satisfaction of the Board, including without limitation those described in Section 10 hereof.

     8. Stock Adjustments.

          (a) If the Corporation is a party to any merger or consolidation, any purchase or acquisition of property or stock, or any separation, reorganization or liquidation, the Board (or, if the Corporation is not the surviving corporation, the board of directors of the surviving corporation) shall have the power to make arrangements, which shall be binding upon the holders of unexpired Options, for the substitution of new options for, or the assumption by another corporation of, any unexpired Options then outstanding hereunder.

          (b) If by reason of recapitalization, reclassification, stock split-up, combination of shares, separation (including a spin-off) or dividend on the stock payable in Shares, the outstanding Shares of the Corporation are increased or decreased or changed into or exchanged for a different number or kind of

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     shares or other securities of the Corporation, the Board shall conclusively determine the appropriate adjustment in the exercise prices of outstanding Options and in the number and kind of shares as to which outstanding
     Options shall be exercisable.

          (c) In the event of a transaction of the type described in paragraphs
     (a) and (b) above, the total number of Shares on which Options may be granted under this Plan shall be appropriately adjusted by the Board.

     9. No Rights Other Than Those Expressly Created. No person affiliated with the Corporation or any Subsidiary or other person shall have any claim or right to be granted an Option hereunder. Neither this Plan nor any action taken hereunder shall be construed as (i) giving any Option holder any right to continue to be affiliated with the Corporation, (ii) giving any Option holder any equity or interest of any kind in any assets of the Corporation, or (iii) creating a trust of any kind or a fiduciary relationship of any kind between the Corporation and any such person. No Option holder shall have any of the rights of a stockholder with respect to Shares covered by an Option until such time as the Option has been exercised and Shares have been issued to such person.

     10.  Miscellaneous.

          (a) Withholding of Taxes. Pursuant to applicable federal, state, local or foreign laws, the Corporation may be required to collect income or other taxes upon the grant of an Option to, or exercise of an Option by, a holder. The Corporation may require, as a condition to the exercise of an Option, that the recipient pay the Corporation, at such time as the Board determines, the amount of any taxes which the Board may determine is required to be withheld.

          (b) Securities Law Compliance. Upon exercise of an Option, the holder shall be required to make such representations and furnish such information as may, in the opinion of counsel for the Corporation, be appropriate to permit the Corporation to issue or transfer the Shares in compliance with the provisions of applicable federal or state securities laws. The Corporation, in its discretion, may postpone the issuance and delivery of Shares upon any exercise of an Option until completion of such registration or other qualification of such Shares under any federal or state laws, or stock exchange listing, as the Corporation may consider appropriate. The Corporation is not obligated to register or qualify the Shares under federal or state securities laws and may refuse to issue such Shares if neither registration nor exemption therefrom is practical. The Board may require that prior to the issuance or transfer of any Shares upon exercise of an Option, the recipient enter into a written agreement to comply with any restrictions on subsequent disposition that the Board or the Corporation deems necessary or advisable under any applicable federal and state securities laws. Certificates representing the Shares issued hereunder may be legended to reflect such restrictions.

          (c) Indemnity. The Board shall not be liable for any act, omission, interpretation, construction or determination made in good faith in connection with their responsibilities with respect to the Plan, and the Corporation hereby agrees to indemnify the members of the Board, in respect of any claim, loss, damage, or expense (including counsel fees) arising from any such act, omission, interpretation, construction or determination to the full extent permitted by law.

          (d) Options Not Deemed Incentive Stock Options. Options granted under the Plan shall not be deemed incentive stock options as that term is defined in Section 422A of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code").

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     11.  Effective Date; Amendment; Termination.

          (a) The effective date of this Plan shall be the date of approval by the Board, subject to the approval of stockholders of the Corporation holding at least a majority of the voting stock of the Corporation present or represented and entitled to vote at a meeting of the stockholders.

          (b) The date of grant of any Option granted hereunder shall be the date upon which such Option shall be voted by the Board, unless the vote expressly otherwise provides.

          (c) The Board may at any time, and from time to time, amend, suspend or terminate this Plan in whole or in part, provided, however, that the provisions of this Plan relating to the amount and price of securities to be awarded and the timing of such awards may not be amended more than once every six months, other than to comport with changes in the Internal Revenue Code, the Employee Retirement Income Security Act, or the rules thereunder. However, except as provided herein, no amendment, suspension or termination of this Plan may affect the rights of any person to whom an Option has been granted without such person's consent.

          (d) This Plan shall terminate ten years from its effective date, and no Option shall be granted under this Plan thereafter, but such termination shall not affect the validity of Options granted prior to the date of termination.

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